Exhibit 99.1

Alimera Sciences Reports Fourth Quarter and FY 2021 Results

Fourth Quarter Highlights:

•	Consolidated Net Revenue of $14 Million Up 15% vs. Third Quarter of 2021; Up 1% vs. Fourth Quarter of 2020

Full Year 2021 Highlights:

•	Consolidated Net Revenue of $59 Million Up 16% vs 2020
•	Consolidated Net Product Revenue of $48 Million
•	U.S. Net Revenue Increased 8% vs. 2020
•	Alimera Granted Exclusive License to Ocumension in April 2021 for a $10 Million Upfront Payment and Up to $89 Million in Additional Sales-Based Milestone Payments

ATLANTA, February 24, 2022 -- Alimera Sciences, Inc. (Nasdaq: ALIM) (Alimera), a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer, today announced financial results for the fourth quarter and full year 2021. Alimera will host a conference call on February 24, 2022, at 9:00 a.m. ET to discuss these results and provide an update on corporate developments.

“Our U.S. segment delivered its best quarter since the onset of the pandemic, demonstrating 20% sequential growth over the third quarter as our access to physicians improved. We believe the incremental investments we initiated in the second half of the year can put ILUVIEN back on a compelling growth trajectory in the U.S. in 2022,” said Rick Eiswirth, Alimera’s President and Chief Executive Officer. “Our revenue from our international segment grew 8% in Q4 2021 compared to Q3 2021 despite the surge of the Delta and Omicron variants weighing heavily on our access to customers, particularly in Germany and the UK. We believe the environment in Europe and the UK is improving and if we continue to regain access to our customers, we expect to return to stronger international growth during 2022. With a new direct-to-patient market campaign kicking off in the U.S. market and potential launches of ILUVIEN for our posterior uveitis indication in our international markets, we expect to continue our growth, positioning us to help more patients see better longer with fewer injections.”

Fourth Quarter and Full Year 2021 Financial Results

Net Revenue for Q4 2021

Consolidated net revenue was up 1% to approximately $14.0 million for Q4 2021, compared to $13.8 million for Q4 2020, and was up 15% over Q3 2021.

U.S. net revenue increased 14% to approximately $8.4 million for Q4 2021 compared to U.S. net revenue of $7.4 million for Q4 2020 and increased 20% over Q3 2021. End user demand, which represents units purchased by physicians and pharmacies from our distributors, increased 13% to 982 units during Q4 2021 compared to 867 units during Q4 2020 and increased 17% over Q3 2021.

The difference between GAAP revenue and end user demand is due to the timing of distributor purchases from Q4 2021 versus Q4 2020. During Q4 2020, our distributors purchased approximately 6% more units than were sold to end users.

International net revenue decreased 13% to approximately $5.6 million in Q4 2021, compared to approximately $6.4 million in Q4 2020. The decrease in international net revenue in Q4 2021 was due to COVID-19 restrictions that limited the ability of sales personnel to call on customers and of patients to make their clinical appointments.

Net Revenue for FY 2021

For 2021, consolidated net revenue increased 16% to approximately $59.0 million, compared to approximately $50.8 million in 2020. The 2021 increase was primarily attributable to (a) the $11.0 million of recognized license revenue from our transactions with Ocumension and (b) the recognition of $1.0 million of deferred revenue associated with the termination of our Canadian distribution agreement with Knight Therapeutics.

For 2021, U.S. net revenue increased 8%, or approximately $1.9 million, to $26.7 million compared to $24.8 million in 2020. The increase was primarily attributable to our end user demand, which increased 7% in 2021 to 3,287 units compared to 3,075 units for 2020.

For 2021, international net revenue increased 24% to approximately $32.3 million for 2021, compared to approximately $26.0 million in 2020. International net revenue was composed of $21.3 million of consolidated net product revenue and $11.0 million in license revenue from the Ocumension transaction. The decrease in product revenue was primarily due to stocking inventory in late 2020 at our international segment distributor partners that did not sell through to end customers until mid-2021 because of the ongoing pandemic.

Operating Expenses

Total operating expenses were approximately $14.7 million for Q4 2021, compared to approximately $11.6 million for Q4 2020. Total operating expenses for 2021 were approximately $52.2 million compared to approximately $44.4 million in 2020. Total operating expenses increased as we invested in our NEW DAY Study and increased our promotional and medical engagement with U.S. physicians in the second half of 2021, after constraining spending in 2020 due to the COVID-19 pandemic.

Net Loss

Net loss for Q4 2021 was $(4.1) million, compared to net loss of approximately $(1.0) million for Q4 2020. For 2021, net loss totaled approximately $(4.4) million compared to a net loss of approximately $(5.3) million in 2020.

Basic and diluted net loss per share for Q4 2021 was approximately $(0.59) compared to basic and diluted net loss per share of $(0.18) for Q4 2020.

Basic and diluted net loss per share for 2021 was $(0.66) compared to basic and diluted net loss per share for 2020 of $(1.04).

Adjusted EBITDA

“Adjusted EBITDA,” a non-GAAP financial measure defined below, was approximately $(1.9) million for Q4 2021, compared to Adjusted EBITDA of approximately $1.1 million for Q4 2020. For 2021, Adjusted EBITDA was approximately $3.6 million compared to Adjusted EBITDA of approximately $3.5 million for 2020.

Cash and Cash Equivalents

As of December 31, 2021, Alimera had cash and cash equivalents of approximately $16.5 million, compared to $11.2 million at December 31, 2020.

Definition of Non-GAAP Financial Measure

For purposes of this press release, “Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation expenses, net unrealized gains and losses from foreign currency exchange transactions, losses on extinguishment of debt, severance expenses and change in fair value of warrant asset. Please refer to the sections of this press release entitled “Non-GAAP Financial Measure” and “Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures –GAAP Net Income or Loss to Non-GAAP Adjusted EBITDA.”

ALIM Call Details - Q4 2021 and Full Year 2021 Financial Results Conference Call

Conference Call to Be Held February 24, 2022

A live conference call will be hosted on February 24, 2022 at 9:00 a.m. EST by Rick Eiswirth, President and Chief Executive Officer, and Phil Jones, Chief Financial Officer, to discuss Alimera’s financial results and provide an update on corporate developments. Please refer to the information below for conference call dial-in information and webcast registration.

Conference date: Thursday, February 24, 2022 9:00 a.m. EST

Conference dial-in: 844-839-2190

International dial-in: 412-717-9583

Conference Call Name: Alimera Sciences (Nasdaq: ALIM) Fourth Quarter and Full Year 2021 Financial Results Conference Call

Conference Call Pre-registration: Participants are asked to pre-register for the call by navigating to: https://dpregister.com/sreg/10163739/f15d303749

Please note that registered participants will receive their dial-in number upon registration and will dial directly into the call without delay. All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the Alimera Sciences call.

The conference call will also be available through a live webcast which is also available through the company’s website.

Live Webcast URL: https://services.choruscall.com/mediaframe/webcast.html?webcastid=ytFVrpgB

A replay will be available on Alimera’s website, www.alimerasciences.com, under “Investor Relations” one hour following the live call and will remain available until May 24, 2022.

Conference Call replay: US Toll Free: 1-877-344-7529

International Toll: 1-412-317-0088

Canada Toll Free: 855-669-9658

Replay Access Code: 2238986

End Date: March 10, 2022

Webcast Replay End Date: May 24, 2022

About Alimera Sciences, Inc.

www.alimerasciences.com

Alimera Sciences is a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer. For more information, please visit www.alimerasciences.com.

Non-GAAP Financial Measure

This press release contains a discussion of a non-GAAP financial measure, as defined in Regulation G promulgated under the Securities Exchange Act of 1934, as amended. Alimera reports its financial results in compliance with GAAP but believes that the non-GAAP measure of Adjusted EBITDA provides useful information to investors regarding Alimera’s operating performance. Alimera uses Adjusted EBITDA in the management of its business. Accordingly, Adjusted EBITDA for the three and twelve months ended December 31, 2021 and 2020 has been presented in certain instances excluding items identified in the reconciliations provided in the table entitled “Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures – GAAP Net Income or Loss to Non-GAAP Adjusted EBITDA.” GAAP net income or loss is the most directly comparable GAAP financial measure to Adjusted EBITDA.

Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other companies because not all companies may calculate Adjusted EBITDA in an identical manner. Therefore, Adjusted EBITDA is not necessarily an accurate measure of comparison between companies.

The presentation of Adjusted EBITDA is not intended to be considered in isolation or as a substitute for guidance prepared in accordance with GAAP. The principal limitation of this non-GAAP financial measure is that it excludes significant elements required by GAAP to be recorded in Alimera’s financial statements. In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgments by management in determining this non-GAAP financial measure.

Forward Looking Statements

This press release contains, and the conference call in which executives of Alimera will discuss this press release may include, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s expectations regarding (i) the achievement of a compelling growth trajectory in the U.S. in 2022 and stronger international growth in 2022, and (ii) the effect of our new direct-to-patient market campaign kicking off in the U.S. market, and potential launches of ILUVIEN for our posterior uveitis indication in our international markets on our growth.

Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change these expectations, and could cause actual results to differ materially from those projected in these forward-looking statements. Meaningful factors that could cause actual results to differ include, but are not limited to, uncertainties associated with (a) the continued effects of COVID-19 on the ability or willingness of patients to visit their retina specialists for ILUVIEN injections, including current and future governmental orders and policies adopted by healthcare facilities to address the COVID-19 pandemic, and the duration of these limitations; (b) the emergence of COVID-19 variants that may increase the transmissibility of the coronavirus or be more deadly, or both; (c) the success or failure of the vaccine campaigns in Alimera’s markets; and (d) when in fact the pandemic will subside enough to permit Alimera’s operations to return to its prior growth trajectory, and whether Alimera will be able to achieve that goal when given that opportunity; as well as the other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of (i) Alimera’s Annual Report on Form 10-K for the year ended December 31, 2020, and (ii) Alimera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, both of which are on file with the SEC and are available on the SEC’s website at http://www.sec.gov. Additional factors will also be described in those sections, and in the Summary of Principal Risk Factors section, of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2021, to be filed with the SEC soon. Alimera undertakes no obligation to publicly update or revise any of the forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as required by law. Therefore, you should not rely on these forward-looking statements as representing Alimera’s views as of any date after today.

For investor inquiries:                                                  For media inquiries:

Scott Gordon                                                                   Jules Abraham

for Alimera Sciences                                                       for Alimera Sciences

scottg@coreir.com                                                          julesa@coreir.com

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ALIMERA SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2021 AND 2020

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)
REVENUE:
PRODUCT REVENUE, NET	$13,959	$13,774	$47,981	$50,820
LICENSE REVENUE	—	—	11,048	—
NET REVENUE	13,959	13,774	59,029	50,820
COST OF GOODS SOLD, EXCLUDING DEPRECIATION AND AMORTIZATION	(1,966)	(1,992)	(7,030)	(6,941)
GROSS PROFIT	11,993	11,782	51,999	43,879
RESEARCH, DEVELOPMENT AND MEDICAL AFFAIRS EXPENSES	3,720	2,506	13,778	9,668
GENERAL AND ADMINISTRATIVE EXPENSES	3,197	3,458	12,774	11,652
SALES AND MARKETING EXPENSES	7,169	4,985	23,069	20,384
DEPRECIATION AND AMORTIZATION	659	660	2,579	2,676
OPERATING EXPENSES	14,745	11,609	52,200	44,380
(LOSS) INCOME FROM OPERATIONS	(2,752)	173	(201)	(501)
INTEREST EXPENSE AND OTHER	(1,363)	(1,452)	(5,413)	(5,380)
UNREALIZED FOREIGN CURRENCY GAIN, NET	93	179	416	474
EXTINGUISHMENT OF DEBT	—	—	1,792	—
CHANGE IN FAIR VALUE OF WARRANT ASSET	(117)	—	(528)	—
NET LOSS BEFORE TAXES	(4,139)	(1,100)	(3,934)	(5,407)
BENEFIT (PROVISION) FOR TAXES	33	123	(438)	68
NET LOSS	$(4,106)	$(977)	$(4,372)	$(5,339)
NET LOSS PER SHARE — Basic and diluted	$(0.59)	$(0.18)	$(0.66)	$(1.04)
WEIGHTED AVERAGE SHARES OUTSTANDING — Basic and diluted	6,932,508	5,387,937	6,595,237	5,117,656

RECONCILIATION OF GAAP MEASURES TO NON-GAAP ADJUSTED MEASURES

GAAP NET INCOME OR LOSS TO NON-GAAP ADJUSTED EBITDA

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(unaudited)
GAAP NET (LOSS) INCOME	$(4,106)	$(977)	$(4,372)	$(5,339)
Adjustments to net (loss) income:
Interest expense and other	1,363	1,452	5,413	5,380
(Benefit) provision for taxes	(33)	(123)	438	(68)
Depreciation and amortization	659	660	2,579	2,676
Stock-based compensation expenses	239	257	997	1,331
Unrealized foreign currency exchange gains	(93)	(179)	(416)	(474)
Extinguishment of debt	—	—	(1,792)	—
Change in fair value of warrant asset	117	—	528	—
Severance expenses	—	—	195	—
NON-GAAP ADJUSTED EBITDA	$(1,854)	$1,090	$3,570	$3,506